May 20, 1997



Board of Trustees
Delta Micro Cap Growth Fund
551 Fifth Avenue, Suite 605
New York, New York  10017

         The undersigned, as a condition to acquire 10,000 shares of common stock, without par value (the "Securities") of Delta Micro Cap Growth Fund (the "Company") for $10.00 per share, represents that the Securities are being acquired for investment, not for resale or distribution and not for the purpose of effecting or causing to be effected, a public offering of any of the Securities; that none of the Securities will be sold, transferred, assigned or disposed of, except in accordance with the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder; that all of the Securities are being acquired for the sole account of the undersigned and no other person has any beneficial interest in any of the Securities; and that no agreement or understanding exists with regard to the disposition, sale, transfer or assignment of the Securities other than that set forth herein.

         The undersigned acknowledges that it has been advised that the Securities have not been registered under the Securities Act of 1933, as amended, and that none of the Securities may be sold, transferred, assigned or disposed of, except in accordance with such Act and the Rules and Regulations of the Securities and Exchange Commission promulgated thereunder. The undersigned hereby consents that the Securities to be issued and delivered to him may contain the following legend:

         THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 ("THE ACT") OR QUALIFIED OR REGISTERED UNDER ANY STATE SECURITIES OR BLUE SKY LAWS. NEITHER THE SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND SUCH STATE LAWS UNLESS SUCH OFFER, SALE, TRANSFER, PLEDGE OR OTHER DISPOSITION IS EXEMPT FROM REGISTRATION OR QUALIFICATION UNDER THE ACT AND SUCH STATE LAWS.

         The undersigned understands that the Company is in its initial organizational stages and that the Securities being acquired involve a high degree of risk. It is the best judgment of the undersigned that the Securities being acquired hereby are securities of the kind which the undersigned wishes to acquire and hold for investment and that the nature and amount of the Securities being acquired are consistent with the investment program of the undersigned. The undersigned represents and warrants that the present and anticipated financial position of the undersigned permit the undersigned to hold the Securities for investment, as aforesaid.


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Board of Directors
June 4, 1997
Page 2


         The undersigned hereby acknowledges that neither the Company nor any persons or parties associated with the Company has made any representation or warranty of any kind, nature or description in connection with the acquisition of the Securities, and that the undersigned has made his own independent investigation as to this transaction. The undersigned is relying solely on his investigation of the Company and its prospects and represents that the Company and its agents have answered all its questions and made available all information requested.

         The undersigned represents that, by reason of his business or financial experience, he is capable of evaluating the merits and risks of this investment and of protecting his own interests in connection with the acquisition of the Securities.

         The foregoing sets forth the understanding and agreement between the parties, and the Company and its agents have the right to rely on these representations, understanding and agreement.

                                      Very truly yours,

                                      Utopia Capital Management Corp.

                                      By: /s/ John Figliolini
                                          John Figliolini, President